                                                                   Exhibit 11.01

                               TRAVELERS GROUP INC. and Subsidiaries
                                 COMPUTATION OF EARNINGS PER SHARE
                           (In millions, except for per share amounts)

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

                                                     Three Months Ended             Nine Months Ended
                                                       September 30,                  September 30,
                                                  -------------------------       -----------------------
                                                     1997          1996             1997         1996
                                                  -----------    ----------       ---------    ----------
Earnings:
  Income from continuing operations                  $823           $561           $2,128       $1,657
  Discontinued operations                               -             31                -           31
                                                  -----------    ----------       ---------    ----------
  Net income                                          823            592            2,128        1,688
                                                  ===========    ==========       =========    ==========

Preferred dividends:
  8.125% Cumulative Preferred Stock - Series A         (2)            (6)             (14)         (18)
  5.5% Convertible Preferred Stock - Series B           -              -                -           (4)
  $4.53 Convertible Preferred Stock - Series C         (5)           (12)             (16)         (26)
  9 1/4% Preferred Stock - Series D                     -             (9)             (18)         (26)
  6.365% Cumulative Preferred Stock - Series F         (6)             -               (7)           -
  6.213% - Series G                                    (3)             -               (3)           -
  6.231% - Series H                                    (1)             -               (1)           -
                                                  -----------    ----------       ---------    ----------
                                                      (17)           (27)             (59)         (74)
                                                  -----------    ----------       ---------    ----------

  Income applicable to common stock                  $806           $565           $2,069       $1,614
                                                  ===========    ==========       =========    ==========

Average shares:
  Common                                             918.8          919.5           918.7         917.1
  Warrants                                             7.4            4.7             7.0           4.5
  Assumed exercise of dilutive stock options          19.1           15.0            19.6          15.6
  Incremental shares - Stock based incentive
   plans                                              25.2           19.3            24.6          18.6
                                                  -----------    ----------       ---------    ----------
                                                     970.5          958.5           969.9         955.8
                                                  ===========    ==========       =========    ==========
Earnings per share:

  Continuing operations                              $0.83         $0.56            $2.13        $1.66
  Discontinued operations                             -             0.03             -            0.03
                                                  -----------    ----------       ---------    ----------
  Net Income                                         $0.83         $0.59            $2.13        $1.69
                                                  ===========    ==========       =========    ==========
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Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans.
Fully diluted earnings per common share, assuming conversion of all outstanding dilutive convertible preferred stock and the maximum dilutive effect of common stock equivalents, have not been presented because the effects are not material.
The fully diluted earnings per common share calculation for the three and nine months ended September 30, 1997 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (7.0 and 7.0 million, respectively) and the incremental dilutive effect of common stock equivalents (1.0 million and 5.6 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 978.5 and
982.5 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($2.3 and $6.9 million, respectively).
The fully diluted earnings per common share calculation for the three and nine months ended September 30, 1996 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (7.6 and 7.6 million, respectively) and the incremental dilutive effect of common stock equivalents (5.1 million and 7.7 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 971.2 and
971.1 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($2.5 and $8.9 million, respectively).

All current and prior year information has been restated to reflect the three-for-two stock split declared on October 22, 1997 and payable on November 19, 1997 to stockholders of record on November 3, 1997.